Filed pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-72948 and 333-72948-01


Prospectus Supplement No. 3 dated March 22, 2002
to Prospectus dated February 13, 2002



                                 $1,800,000,000

                             [Nortel Networks Logo]

                           Nortel Networks Corporation

                     4.25% Convertible Senior Notes Due 2008

                     fully and unconditionally guaranteed by

                             Nortel Networks Limited

                                       and

                           Nortel Networks Corporation

                           Common Shares Issuable upon

                             Conversion of the Notes

                                  -------------

         This prospectus supplement relates to the accompanying prospectus dated February 13, 2002 relating to the offer and sale from time to time of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus, or any other amendments or supplements thereto and, as indicated, to supercede the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus, or any other amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 13, 2002 and any other amendments or supplements thereto. The terms of the notes are set forth in the accompanying prospectus dated February 13, 2002.

         Selling securityholders listed in this prospectus supplement and any other amendments or supplements thereto may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the notes (and the related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.

                             SELLING SECURITYHOLDERS

         The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.

         UBS AG, Stamford Branch, an affiliate of UBS AG, London Branch, is a lender under certain of our credit facilities. To our knowledge, none of the other selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

         Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth below:


                                                                                   Number of
                                                Principal                            Common        Number of
                                             Amount of Notes    Principal Amount  Shares Owned   Common Shares
                                               Owned Before    of Notes That May     Before       That May Be
                     Name                        Offering            Be Sold        Offering         Sold
                     ----                    ---------------   -----------------  ------------   -------------
    Amaranth L.L.C. (2)...................     $22,945,000         $22,945,000           -         2,294,500

    Convertibles Monde....................        $300,000            $300,000           -            30,000

    Employee's Retirement of N.O.
         Sewer/Water Board c/o Zazove
         Associates LLC...................        $850,000            $850,000           -            85,000

    Franklin Fist Convertible Securities
         Fund.............................      $3,000,000          $3,000,000           -           300,000

    Gaia Offshore Master Fund Ltd. c/o
         Promethean Investment Group
         L.L.C. ..........................      $6,700,000          $6,700,000           -           670,000

    Koch Industries Inc. Master Pension
         Trust c/o Zazove Associates LLC..        $500,000            $500,000           -            50,000

    Kredietbank Luxembourg - V.E. Global
         Pf./Convertible FD. .............        $500,000            $500,000           -            50,000

    Libertyview Global Volatility Fund....      $4,000,000          $4,000,000           -           400,000

    Libertyview Fund LLC..................      $1,000,000          $1,000,000           -           100,000

    Lyxor Master Fund c/o Promethean
         Investment Group L.L.C. .........        $800,000            $800,000           -            80,000

    San Diego County Employees Retirement
         Association c/o Zazove Associates
         LLC (3)..........................      $2,250,000          $2,250,000           -           225,000

    Sunrise Partners L.L.C. (2)...........     $16,555,000         $16,555,000           -         1,655,500

    UBS AG, London Branch(1) (3)..........     $72,000,000         $72,000,000           -         7,200,000

    Von Ernst Performa AG.................        $100,000            $100,000           -            10,000

    Zazove Hedged Convertible Fund L.P.
         c/o Zazove Associates LLC (3)....      $3,000,000          $3,000,000           -           300,000

    Zurich Institutional Benchmarks Master
         Fund Ltd. c/o Zazove Associates
         LLC (3)..........................      $2,350,000          $2,350,000           -           235,000

-------------------
         (1) These selling securityholders have identified themselves as registered broker-dealers and, accordingly, underwriters. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.
         (2) These selling securityholders have identified themselves as affiliates of registered broker-dealers. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.
         (3) The information relating to this selling securityholder supercedes the information which was previously included in the accompanying prospectus, or any other amendments or supplements thereto.

         We refer you to the "Selling Securityholders" section of the accompanying prospectus for additional information.